                              FOR IMMEDIATE RELEASE

               KELLSTROM INDUSTRIES DECLARES DIVIDEND DISTRIBUTION

                       OF PREFERRED STOCK PURCHASE RIGHTS

Sunrise, FL - January 16, 1997 -- The Board of Directors of Kellstrom Industries, Inc. [NASDAQ:KELL] declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Kellstrom common stock.

Yoav Stern, Co-Chairman and Zivi R. Nedivi, President and Chief Executive Officer of Kellstrom, stated: "With the recently completed acquisition by Kellstrom of the business of San Francisco-based International Aircraft Support and the anticipated exercise of Kellstrom's publicly traded warrants, the Board of Directors felt that it would be beneficial for stockholders to implement a Stockholders' Rights Plan at this time. The Rights are designed to assure that all of Kellstrom's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of Kellstrom without paying all stockholders a control premium."

The Rights will be exercisable only if a person or group acquires 19% or more of Kellstrom's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 19% or more of the common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating cumulative preferred stock at an exercise price of $80.

If Kellstrom is acquired in a merger or other business combination transaction after a person has acquired 19% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 19% or more of Kellstrom's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, a number of Kellstrom's common shares having a market value of twice such price.

Following the acquisition by a person or group of beneficial ownership of 19% or more of Kellstrom's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one-half the number of shares of common stock (or one one-hundredth of a share of the new series of junior participating preferred stock) issuable upon exercise of each Right.

Prior to the tenth day following the acquisition by a person or group of beneficial ownership of 19% or more of Kellstrom's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

The Rights are intended to enable all Kellstrom stockholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

The dividend distribution will be made on January 26, 1997, payable to stockholders of record at the close of business on that date. The Rights will expire on January 14, 2007. The Rights distribution is not taxable to stockholders.

Kellstrom is engaged in the purchasing, refurbishing (through subcontractors), leasing, marketing and reselling of commercial jet engines and jet engine parts. A leader in the industry, Kellstrom is the first to be awarded the ISO 9000 quality assurance certification. The Company has an approved supplier status by a broad customer base including major domestic and international airlines, engine parts distributors and dealers, and overhaul service facilities throughout the world.

                                 #### #### ####

               CONTACT:                     Kellstrom Industries, Inc.
                                            Zivi R. Nedivi, Pres. & CEO
                                              (954) 845-0427
                                            Yoav Stern, Co-Chairman
                                              (415) 956-9949

                      OR                    KELL's INVESTOR RELATIONS COUNSEL:
                                            The Equity Group Inc.
                                            Linda Latman (212) 836-9609
                                            Bob Goldstein (212) 371-8660

                                       -2-